Trilliant Exploration Corporation 8-K
Exhibit 16

EUGENE M EGEBERG
CERTIFIED PUBLIC ACCOUNTANT
2400 Boston Street, Suite 102
Baltimore, Maryland  21224
(410) 218-1711

To the Shareholders
TRILLIANT EXPLORATION CORP (TTXP)
ATTN: Mr. William Lieberman
545 Eighth Avenue, Suite 401
New York, NY  10018

March 12, 2012

Resignation

Dear Mr. Lieberman

Thank you for the appointment to handle the auditing of Trilliant Exploration Corporation last year.  Unfortunately I will have to resign as the auditor as my work load is very busy.  The resignation has nothing to do with any disagreements with the company and we have not reviewed, audited or compiled any financial statements for the Company.

Regards,

/s/ Eugene M Egeberg
Eugene M Egeberg CPA